Exhibit 10.81

Portions of this document marked [*] are requested to be treated confidentially.

EXECUTION VERSION

2010 AGREEMENT RELATED TO PROGENICS’s MNTX IN-LICENSE

THIS AGREEMENT (the “Agreement”) is entered into as of February 3, 2011, and is effective as of the Effective Date (as herein after defined), by and among the University of Chicago, acting on behalf of itself and its affiliate ARCH Development Corporation (the “University”), Progenics Pharmaceuticals, Inc. (“Progenics”), Progenics Pharmaceuticals Nevada, Inc., a wholly-owned subsidiary of Progenics (“ProNev;” and, together with Progenics, the “Progenics Parties”), and Salix Pharmaceuticals, Inc. (“Salix”).

BACKGROUND

A. The University and UR Labs, Inc. (“UR Labs”) entered into an Option and License Agreement, dated as of May 8, 1985, as amended (the “University Agreement”), under which the University granted UR Labs a license, with the right to sublicense, under certain patent rights and know-how of the University.

B. UR Labs and Progenics entered into a Sublicense Agreement, dated as of September 21, 2001 (the “UR Labs-Progenics Agreement”), under which UR Labs granted Progenics a license, with the right to further sublicense, under certain patent rights and know-how, including the patent rights and know-how licensed by the University to UR Labs under the University Agreement.

C. On December 22, 2005, UR Labs assigned the UR Labs-Progenics Agreement, together with all patent rights and know-how licensed thereunder, to ProNev in connection with the acquisition of substantially all of the assets of UR Labs by ProNev.

D. The University, Progenics, ProNev and Wyeth, acting through its Wyeth Pharmaceuticals Division (“Wyeth”), entered into an Agreement Related to Progenics’ MNTX In-License, dated as of December 22, 2005 (the “2005 MNTX Agreement”), regarding the University Agreement.

E. Progenics, ProNev, Wyeth and certain affiliates of Wyeth entered into a License and Co-Development Agreement, dated as of December 23, 2005 (the “Progenics-Wyeth Agreement”), granting Wyeth a worldwide license, with the right to sublicense, under certain patent rights and know-how, including the patent rights and know-how licensed by the University to UR Labs under the University Agreement and the patent rights and know-how licensed to Progenics under the UR Labs-Progenics Agreement.

F. The parties to the Progenics-Wyeth Agreement entered into a Partial Termination and License Agreement, dated October 16, 2008 (the “Partial Termination”), confirming the termination of the rights granted to Wyeth with respect to Japan under the Progenics-Wyeth Agreement and under the 2005 MNTX Agreement.

G. Ono Pharmaceutical Co., Ltd. (“Ono”) and Progenics entered into a License Agreement, dated October 16, 2008 (the “Progenics-Ono Agreement”), granting Ono a license in Japan, with the right to sublicense in certain circumstances, in respect of certain rights under certain patent rights and know-how, including certain patent rights and know-how licensed by the University to UR Labs under the University Agreement and certain patent rights and know-how licensed to Progenics under the UR Labs-Progenics Agreement.

H. The University, Progenics, ProNev and Ono entered into a 2008 Agreement Related to Progenics’ MNTX In-License, dated as of October 16, 2008 (the “2008 MNTX Agreement”), regarding the University Agreement.

I. Wyeth and certain of its affiliates and Progenics, ProNev and their affiliate Excelsior Life Sciences Ireland Limited entered into a Termination and Transition Agreement, effective October 1, 2009, as amended (the “Termination Agreement”), providing for the termination of the Progenics-Wyeth Agreement and the Partial Termination Agreement and for certain other matters, all in furtherance of the transition of the development and commercialization programs contemplated by the Progenics-Wyeth Agreement from Wyeth to Progenics or certain permitted designees of Progenics, and addressing other matters.

J. On even date herewith, the parties to the Termination Agreement and Salix are entering into a Termination and Transition Arrangements Agreement (the “Transition Agreement”) confirming the termination of the rights granted to Wyeth under the Progenics-Wyeth Agreement and under the 2005 MNTX Agreement and providing for the transitioning of certain ongoing activities of Wyeth contemplated by the Termination Agreement to Salix.

K. On even date herewith, Salix and Progenics are entering into a License Agreement (the “Progenics-Salix Agreement”) granting Salix a worldwide (currently excluding Japan) license, with the right to sublicense in certain circumstances, under certain patent rights and know-how, including certain patent rights and know-how licensed by the University to UR Labs under the University Agreement and certain patent rights and know-how licensed to Progenics under the UR Labs-Progenics Agreement.

L. Salix has requested that the University make certain acknowledgments, consents, waivers, representations and agreements as a prerequisite to entering into the Progenics-Salix Agreement.

M. The University has requested that Progenics and ProNev make certain acknowledgements, consents, waivers, representations and agreements as set forth in this Agreement.

N. The University, Progenics, and ProNev will benefit financially and otherwise from the Progenics-Salix Agreement and therefore desire to make the requested acknowledgments, consents, waivers, representations and agreements subject to the terms and conditions set forth below.

AGREEMENT

In consideration of the foregoing, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged by the parties, the parties agree as follows:

1.	Definitions

Unless specifically defined in the text of this Agreement, all capitalized terms used in this Agreement shall have the meanings ascribed to them below:

Control or Controlled. “Control” or “Controlled” means with respect to any material, item of information, or intellectual property right, the possession, whether by ownership or license, of the right to grant a license or other equivalent right with respect thereto.

Covered Product. “Covered Product” means any product containing the MNTX Compound as an active ingredient.

Effective Date. “Effective Date” means the date on which all of the following shall have occurred: (a) this Agreement shall have been duly executed and delivered by all of the Parties hereto; and (b) the Progenics-Salix Agreement shall have been duly executed and delivered by Progenics and Salix and shall be in full force and effect.

MNTX Compound. “MNTX Compound” means methylnaltrexone (MNTX), which is chemically defined as [*].

Patent Rights. “Patent Rights” means any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

University Compound. “University Compound” means [*] having the chemical structure [*], which, for clarity, includes the MNTX Compound.

University Patents. “University Patents” means those patents and patent applications listed on Schedule 2.10 (meaning both Schedule 2.10-A and Schedule 2.10-B); and any other patents and patent applications owned by the University (whether solely or jointly with others) which claim one or more [*] of [*], or formulations of one or more [*] of [*], or processes for preparing one or more [*] of [*], or intermediates for preparing one or more [*] of [*], or uses of one or more [*] of [*], or dosage, packaging or means of delivery for one or more [*] of [*]; as well as all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions of any of the foregoing, in each case to the extent that they claim the University Compound or any other [*] of [*].

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

University Know-How. “University Know-How” means all technology and information, including without limitation methods, processes, techniques, compounds, drawings, indications, data, results of tests or studies, including clinical studies previously performed with respect to the University Compound, expertise and trade secrets, whether patentable or not, relating to the University Compound or necessary or useful for the commercialization of Covered Products, existing on the date hereof or at any time during the term of this Agreement, which is owned or Controlled by the University.

2.	University Acknowledgments, Consents, Waivers, Representations, Warranties, and Agreements

2.1	Reservation of University Rights. In making this Agreement, the University reaffirms, and where appropriate each provision shall be read to be subject to, the University’s reservation to itself, subject to the rights granted pursuant to the University Agreement, of the worldwide right to (a) practice the inventions claimed in the University Patents, and (b) make, have made, use, import, offer to sell and sell, transfer and disclose the University Compound, the University Patents and the University Know-How, in each case (both (a) and (b)) solely for educational and non-commercial research purposes, which it may choose in its own discretion and without payment to any party therefor.

2.2	Consent to Progenics-Salix Agreement. The University acknowledges that it has reviewed the Progenics-Salix Agreement and hereby consents to Progenics’s grant of the sublicense to Salix pursuant to the Progenics-Salix Agreement.

2.3	Scope of License Under University Agreement. The University acknowledges and agrees that subject to the reservation in Section 2.1 hereof, pursuant to the University Agreement, the University granted to UR Labs a worldwide exclusive license under all rights in and to the University Compound, the University Patents and the University Know-How. The University further acknowledges that, to the knowledge of the senior management of its technology transfer office (UChicago Tech), as of the Effective Date, it does not own any patent, patent application, or other intellectual property rights not included in the rights granted to UR Labs under the University Agreement that would be infringed (or if issued or granted would be infringed) by the commercialization of the MNTX Compound as contemplated by the Progenics-Salix Agreement.

2.4	University Agreement in Effect; No Breach. The University Agreement is in full force and effect. The University will notify Progenics and Salix of any breach of the University Agreement by ProNev or other termination event or termination of which the University has knowledge. The University acknowledges that, as of the Effective Date, to its knowledge UR Labs and ProNev are current in all payment obligations required by the University Agreement, and the University irrevocably waives any claims to the contrary.

2.5	Waiver of Claims. The University irrevocably waives any claims that, prior to the Effective Date, UR Labs or ProNev failed to satisfy any of the diligence requirements set forth in Sections 3 or 4(d) of the University Agreement. Without limiting the foregoing sentence, the University affirms that, as of the Effective Date, the requirements of Section 4(d) of the University Agreement have been met to its satisfaction in respect of all countries in the world and it explicitly waives and relinquishes from and after the Effective Date any right that it may have under or as a result of Section 4(d) of the University Agreement to terminate or modify the license granted by it to UR Labs and ProNev under the University Agreement. The University irrevocably waives any claims that, prior to the Effective Date, UR Labs or ProNev failed to fulfill any of its obligations under the University Agreement or otherwise failed to comply with the terms and conditions of the University Agreement.

2.6	Enforcement Procedure. During the term of the Progenics-Salix Agreement, the University irrevocably waives compliance with the first paragraph of Section 5 of the University Agreement that requires an Independent Patent Attorney (as such term is defined in the University Agreement) to make a prima facie determination in the event of alleged third party infringement. Rather, the University hereby agrees that, subject only to the rights of Ono under the Progenics-Ono Agreement and the 2008 MNTX Agreement, during the term of the Progenics-Salix Agreement, Salix shall have the right to enforce the University Patents to the same extent, and following the same procedure, as set forth in the Progenics-Salix Agreement with respect to the Progenics Patent Rights.

2.7	Access to University Information. The University hereby consents to Progenics’s sharing with Salix and any of its Affiliates and Sublicensees (as such terms are defined in the Progenics-Salix Agreement) all information provided by the University to Progenics under Section 7(a) of the letter agreement, dated as of September 20, 2001 (the “2001 Letter Agreement”), between the University and Progenics.

2.8	Right of First Negotiation. With respect to inventions Controlled by the University that relate to prophylactic or therapeutic uses of quaternary derivatives of noroxymorphone arising after the Effective Date and during the term of the Progenics-Salix Agreement, if the University has not licensed such invention(s) to UR Labs, ProNev or Progenics, the University grants Salix a right of first refusal to negotiate a license to such invention(s) provided it is not obligated to license, or offer a right of first refusal to, such invention(s) to any third party. Salix acknowledges that Progenics has the right of first refusal in Section 3 of the 2001 Letter Agreement which takes precedence over the right granted to Salix in the preceding sentence. If a license is not executed [*] ([*]) [*] after the date on which the [*], then such right of first refusal expires and the University shall be

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

free to license said invention(s) to any third party(ies). With respect to any invention conceived or first reduced to practice in the performance of a federal grant, contract or cooperative agreement, such invention shall be subject to the requirements of 35 U.S.C. § 200 et seq., as amended, and the implementing regulations and policies pertaining thereto.

2.9	Third Party Agreements. The University hereby represents, warrants and covenants that it has not entered, and prior to the expiration or termination of the Progenics-Salix Agreement will not enter, into any agreement or arrangement which conflicts with its obligations under the University Agreement or that restricts, impairs or renders conditional the rights granted to UR Labs under the University Agreement (except as permitted pursuant to Section 5.1 hereof). The University hereby agrees that it will not, without Salix’s prior written permission, consent to any assignment of the University Agreement from ProNev to a third party if such assignment would modify or alter (a) any of the rights obtained by Progenics under the UR Labs-Progenics Agreement or by Salix under the Progenics-Salix Agreement or (b) any of the limitations placed on ProNev (and consequently placed on such third party) as a consequence of the UR Labs-Progenics Agreement.

2.10	University Patents. The University represents and warrants that, to its knowledge, Schedule 2.10-A identifies all University Patents owned solely by the University (the “Solely Owned University Patents”), and Schedule 2.10-B identifies all University Patents owned by the University jointly with UR Labs or ProNev (the “Jointly Owned University Patents”), in each case along with the following information with respect to each identified Patent Right, as applicable: (a) country, (b) title, (c) application number, (d) application filing date, (e) patent number, (f) patent issue date, (g) listed inventor(s), and (h) current owner. The Solely Owned University Patents and the Jointly Owned University Patents identified on Schedule 2.10 (meaning both Schedule 2.10-A and Schedule 2.10-B) constitute all of the University Patents as of the Effective Date.

2.11	University Employees. To the University’s knowledge, all University employees who contributed to the development of the University Know-How and University Patents were obligated under University policies to assign all of their rights in such know-how and Patent Rights to the University.

2.12	Consent to Assignment of University Agreement to ProNev. The University confirms that its consent to the assignment by UR Labs of all of its rights, title and interests in the University Agreement to ProNev and ProNev’s assumption of the same from UR Labs pursuant to the Agreement and Plan of Reorganization dated as of December 21, 2005, by and among Progenics, ProNev, UR Labs and the shareholders of UR Labs, pursuant to which ProNev expressly assumed the performance of all the terms and conditions of the University Agreement to be performed by UR Labs from and after December 21, 2005, as set forth in Section 2.12 of the 2005 MNTX Agreement, remains in full force and effect.

3.	Progenics and ProNev Acknowledgments and Agreements

3.1	University Payments. As a result of the UR Labs acquisition and in accordance with Section 6.5(d) of the Progenics-Salix Agreement, the Progenics Parties hereby acknowledge and agree that they are responsible for the ongoing payment to the University of all University Payments. The “University Payments” are equal to the amounts that, prior to the [*] would have [*], multiplied by the applicable [*], except that the provisions of [*] define the [*] related to the [*].

3.2	University Payments and the Progenics-Salix Agreement. Without limiting the generality of the definition of University Payments in Section 3 of the 2005 MNTX Agreement, the Progenics Parties and University hereby acknowledge and agree that the University Payments due to the University related to the Progenics-Salix Agreement consist of the following:

3.2.1.	[*]. University and Progenics Parties agree that [*] percent ([*]%) of the [*] (net of [*]) and of the [*] (as used in or defined in the [*]) under [*], respectively, of the [*] shall be due to University as University Payments.

3.2.2.	[*]. University and Progenics Parties agree that [*] percent ([*]%) of the [*] (as defined in the [*]) under [*] of the [*] shall be due to University as University Payments.

3.2.3.	Royalties. University and Progenics Parties agree that [*] percent ([*]%) of [*], as that term is defined in the [*] (or, with respect to [*], as that term or its equivalent is defined in the relevant [*]), in countries where [*] shall be due to University as University Payments for the applicable Royalty Period set forth in the UR Labs-Progenics Agreement. The University and Progenics Parties further agree that [*] percent ([*]%) of [*], as that term is defined in the [*] (or, with respect to [*], as that term or its equivalent is defined in the relevant [*]), in countries where sales would [*] shall be due to University as University Payments for the applicable Royalty Period set forth in the UR Labs-Progenics Agreement. Notwithstanding the foregoing, Progenics Parties agree that, [*]. Progenics Parties acknowledge that University Payments referenced by this Section 3.2.3 are due University regardless of [*].

3.2.4.	Non-Royalty Sublicense Revenues. University further acknowledges that Progenics is required to pay to University [*]% of the [*] other than such amounts which are in respect of [*] (as defined in the [*]) consisting of [*] (as defined above).

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.3	Guarantee by Progenics. Progenics shall guarantee the full payment by ProNev of all University Payments pursuant to the guaranty attached hereto as Exhibit A.

4.	Salix Indemnification of University

Salix will indemnify, defend and hold harmless the University and each of its employees, officers, trustees, agents, and each person identified as a student of the University or as an inventor of a patent or patent application which is part of the rights being granted to Salix pursuant to the Progenics-Salix Agreement (each, a “University Indemnified Party”) from and against any and all liability, loss, damage, expense (including attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the University Indemnified Party may be required to pay to one or more third parties resulting from or arising out of: (a) any [*] on the part of Salix or its Affiliates or Sublicensees (as such terms are defined in the Progenics-Salix Agreement) in performing any activity contemplated by this Agreement; (b) [*] or [*] as a result of use of any Product manufactured by or on behalf of Salix or its Affiliates or Sublicensees; or (c) the material breach by Salix of any of its representations, warranties or covenants set forth in the Progenics-Salix Agreement; except, in each case ((a), (b) or (c)), to the extent caused by the [*] of the University or any University Indemnified Party.

5.	Termination of the University Agreement

5.1	Termination Not Caused by Progenics Default

5.1.1.	Direct License to Progenics. During the term of the Progenics-Salix Agreement and solely for the purpose of maintaining the continuity of the license granted by ProNev to Progenics under the UR Labs-Progenics Agreement, in the event that the University Agreement is terminated for any reason other than as a result of Progenics’s uncured material breach of the UR Labs-Progenics Agreement (a “Progenics Non-Defaulting Termination”), subject to the occurrence of a Progenics Non-Defaulting Termination, the University hereby grants and agrees to grant to Progenics a direct license under the University Patents and University Know-How, which license shall be on the terms and conditions of the University Agreement (as amended) and this Agreement. Furthermore, in such event, the license granted by the University to Progenics under this Section 5.1.1 shall remain in effect for the duration of the sublicense granted by Progenics to Salix under the Progenics-Salix Agreement. ProNev hereby consents to the University’s grant of such a license to Progenics. For purposes of this Section 5.1.1, the University Agreement shall be deemed terminated on either (a) the date of termination pursuant to the University Agreement after giving effect to any cure or grace periods or (b) in the event ProNev initiates litigation or arbitration challenging the existence of a termination event, the date of a final determination of termination by a court of competent jurisdiction or binding arbitration panel.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.1.2.	Termination of Direct License to Progenics. In the event that the sublicense granted by ProNev to Progenics under the UR Labs-Progenics Agreement is terminated, in whole or in part, for an uncured material breach thereof caused by Progenics, the license granted by the University to Progenics under Section 5.1.1 hereof shall likewise be automatically terminated to the same extent.

5.1.3.	Payments in the Event of Progenics Non-Defaulting Termination. In consideration of the direct license granted by the University to Progenics under Section 5.1.1 hereof, in the event of a Progenics Non-Defaulting Termination of the University Agreement, Progenics shall pay to the University any payments which ProNev would have been required to pay to the University under the University Agreement (had the University Agreement remained in effect) in connection with the sublicense of the University Patents and University Know-How under the Progenics-Salix Agreement at such times such payments would have otherwise become due under the University Agreement. Progenics shall be entitled to deduct any amount paid to the University under this Section 5.1.3 from any amounts that Progenics owes to ProNev under the UR Labs-Progenics Agreement.

5.1.4.	Restatement of License Agreement. In the event of a Progenics Non-Defaulting Termination of the University Agreement, at Progenics’s or the University’s request, Progenics and the University shall enter into an agreement memorializing and restating the direct license granted by the University to Progenics under Section 5.1.1 hereof on the terms and conditions provided for in this Agreement.

5.2	Termination Caused by Progenics.

5.2.1.

Direct License To Salix. Solely for the purpose of maintaining the continuity of the license granted by Progenics to Salix pursuant to the Progenics-Salix Agreement, in the event that (a) the University Agreement is terminated as a result of Progenics’s uncured material breach of the UR Labs-Progenics Agreement that was not, in turn, caused by Salix’s uncured material breach of the Progenics-Salix Agreement or (b) there has been a Progenics Non-Defaulting Termination of the University Agreement but the license granted in Section 5.1.1 hereof is subsequently terminated for any reason other than as a result of Salix’s uncured breach of the Progenics-Salix Agreement (each of (a) and (b), a “Salix Non-Defaulting Termination”), subject to the occurrence of a Salix Non-Defaulting Termination, the University hereby grants and agrees to grant to Salix, subject only to Ono’s rights under the Progenics-Ono Agreement and the 2008 MNTX Agreement, a direct license under the University

Patents and University Know-How on the terms and conditions of the University Agreement (as amended) and this Agreement. Furthermore, in such event, the licenses granted by the University to Salix under this Section 5.2.1 shall remain in effect for the duration of the sublicense granted by Progenics to Salix under the Progenics-Salix Agreement. ProNev and Progenics hereby consent to the University’s grant of such a license to Salix. For purposes of this Section 5.2.1, the University Agreement or the license granted in Section 5.1.1 shall be terminated on either (i) the date of termination pursuant to the relevant agreement after giving effect to any cure or grace periods or (ii) in the event Progenics initiates litigation or arbitration challenging the existence of a termination event, the date of a final determination of termination by a court of competent jurisdiction or binding arbitration panel.

5.2.2.	Termination of Direct License to Salix. In the event that the sublicense granted by Progenics to Salix under the Progenics-Salix Agreement is terminated, in whole or in part, for an uncured material breach thereof caused by Salix, then the license granted by the University to Salix under Section 5.2.1 hereof shall likewise be automatically terminated to the same extent.

5.2.3.	Payments in the Event of Salix Non-Defaulting Termination. In consideration of the direct license granted by the University to Salix under Section 5.2.1 hereof, in the event of a Salix Non-Defaulting Termination of the University Agreement or the license granted under Section 5.1.1 hereof, Salix shall pay to the University any and all payments which ProNev would have been required to pay to the University under the University Agreement (had the University Agreement remained in effect) in connection with the sublicense of the University Patents and University Know-How under the Progenics-Salix Agreement at such times as such payments would have otherwise become due under the University Agreement. Salix shall be entitled to deduct any amount paid to the University under this Section 5.2.3 from any amounts that Salix owes to Progenics under the Progenics-Salix Agreement.

5.2.4.	Restatement of License Agreement. In the event of a Salix Non-Defaulting Termination of the University Agreement or a termination of the license granted under Section 5.1.1 hereof, at Salix’s or the University’s request, Salix and the University shall enter into an agreement memorializing and restating the direct license granted by the University to Salix under Section 5.2.1 hereof on the terms and conditions provided for in this Agreement.

6.	Miscellaneous Provisions

6.1	Prior Agreements. In the event of a conflict between this Agreement and any provision of the 2005 MNTX Agreement, the 2008 MNTX Agreement, the

University Agreement, the UR Labs-Progenics Agreement, or the 2001 Letter Agreement (collectively, the “Prior Agreements”), then, as between the parties to this Agreement, this Agreement will control; provided, however, that for the avoidance of doubt the foregoing shall not (a) change the obligations owing to and rights of Ono under the 2008 MNTX Agreement or (b) be interpreted to, and nothing in this Agreement shall, require the University or the Progenics Parties to take any action that would result in a breach of any of the Prior Agreements by any of them. To the extent the provisions in this Agreement conflict with a provision of any Prior Agreement, then, as between the parties to this Agreement, such Prior Agreement shall be and hereby is amended to render it consistent with this Agreement. Except as set forth in this Agreement, the Prior Agreements remain in full force and effect.

6.2	Further Assurances. At the request and expense of any other party hereto, each party hereto will cooperate in any reasonable effort to carry out the intentions of this Agreement, including, without limitation, providing such further assurances, and executing such further consents, agreements, and releases, as are reasonably required by the requesting party to allow it to fully enjoy the benefits of this Agreement.

6.3	Successors and Assigns.

6.3.1.	Without the prior written consent of the other Parties hereto, which consent shall not after it has been requested be unreasonably withheld, conditioned, or delayed, no Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that Salix may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Parties (a) to any of its Affiliates; or (b) to any third party with which it merges or consolidates, or to which it transfers all or substantially all of its assets relating to Covered Products (including the Progenics-Salix Agreement as contemplated by Section 13.9(a) thereof) if in any such event (i) Salix (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate or third party assignee under this Agreement, and (ii) the relevant Affiliate assignee, third party assignee or surviving entity assumes in writing all of Salix’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 7.3.1 shall be void ab initio and of no force or effect.

6.3.2.

For purposes of clarification, a third party that merges or consolidates with a Party or an Affiliate of a Party, or to which a Party or an Affiliate of a Party transfers all or substantially all of its assets to which this Agreement relates, shall not be deemed to grant the other Parties to this Agreement any license to such third party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement, provided such third party shall maintain all licenses granted hereunder by such first Party with respect to its technology and any information, materials and inventions with respect thereto.

6.3.3.	This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

6.4	Amendments. This Agreement may be amended or modified at any time or from time to time only by an express written agreement, signed by all parties to this Agreement, and which expressly refers to this Agreement.

6.5	Waivers. The failure of any party to require performance by another party of any provision hereof, or to enforce any remedies it may have against such other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by any other party. The waiver by a party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

6.6	Severability. If any provision of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding for any reason, whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from this Agreement in order to render the remainder of this Agreement and any provision hereof both valid and enforceable.

6.7	Entire Agreement. This Agreement, together with the Prior Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof.

6.8	Counterparts. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument.

6.9	Governing Law. All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws the State of New York.

6.10	Independent Contractors. In the performance of this Agreement no party is authorized or empowered to act as agent for any other party for any purpose and shall not on behalf of any other party enter into any contract, warranty, or other representation as to any matter. No party shall be bound by the acts, conduct, obligations, representations or warranties of any other party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

The University of Chicago, on behalf of itself and its Affiliate, ARCH Development Corporation	Salix Pharmaceuticals, Inc.

By:	By:

Name:	Name:

Title:	Title:

Progenics Pharmaceuticals, Inc.	Progenics Pharmaceuticals Nevada, Inc.

By:	By:

Name:	Name:

Title:	Title:

Signature page for 2010 Agreement Related to

Progenics’s MNTX In-License

EXHIBIT A

Form of Progenics Guaranty

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.10-A

Solely Owned University Patents

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.10-B

Jointly Owned University Patents

See Schedule 2.10-A where joint ownership is indicated.